EXHIBIT 99.1

PART I

Item 1.  Business

The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties.  Forward-looking statements include, but are not limited to, statements such as those made in “Overview” regarding royalty payments from Nanya, Inotera’s transition to the Company’s stack process technology and gross margins from the Company’s imaging wafer supply agreement with Aptina; in “Products” regarding increased sales of DDR3 DRAM products and growth in demand for NAND Flash products and solid-state drives; and in “Manufacturing” regarding the transition to smaller line-width process technologies and Inotera’s transition to the Company’s stack process technology.  The Company’s actual results could differ materially from the Company’s historical results and those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those identified in “Item 1A. Risk Factors.” All period references are to the Company’s fiscal periods unless otherwise indicated.

Corporate Information

Micron Technology, Inc., and its consolidated subsidiaries (hereinafter referred to collectively as the “Company”), a Delaware corporation, was incorporated in 1978.  The Company’s executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and its telephone number is (208) 368-4000.  Information about the Company is available on the internet at www.micron.com.  Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to these reports, are available through the Company’s website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”).  Materials filed by the Company with the SEC are also available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330.  Also available on the Company’s website are its:  Corporate Governance Guidelines, Governance Committee Charter, Compensation Committee Charter, Audit Committee Charter and Code of Business Conduct and Ethics.  Any amendments or waivers of the Company’s Code of Business Conduct and Ethics will also be posted on the Company’s website at www.micron.com within four business days of the amendment or waiver.  Copies of these documents are available to shareholders upon request.  Information contained or referenced on the Company’s website is not incorporated by reference and does not form a part of this Annual Report on Form 10-K.  In January 2009, the Company’s Chief Executive Officer certified to the New York Stock Exchange that he was not aware of any violation by the Company of the NYSE’s Corporate Governance Listing Standards.

Overview

The Company is a global manufacturer and marketer of semiconductor devices, principally DRAM and NAND Flash memory.  In addition, the Company manufactures semiconductor components for CMOS image sensors and other semiconductor products.  The Company’s products are offered in a wide variety of package and configuration options, architectures and performance characteristics tailored to meet application and customer needs.  Individual devices leverage the Company’s advanced semiconductor processing technology and manufacturing expertise.  The Company aims to continually introduce new generations of products that offer lower costs per unit and improved performance characteristics.  The Company’s reportable Memory segment consists of its DRAM and NAND Flash operations.  The Company’s other segments, which were primarily composed of CMOS image sensor products, are not reportable and are included in All Other segments.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Segment Information.”)

In 2009, 2008 and 2007, the semiconductor memory industry experienced a severe downturn due to a significant oversupply of products.  The downturn was exacerbated by global economic conditions which adversely affected demand for semiconductor memory products.  Average selling prices per gigabit for the Company’s DRAM and NAND Flash products declined 52% and 56%, respectively, for 2009 as compared to 2008 after declining 51% and 67%, respectively, for 2008 as compared to 2007 and declining 23% and 56%, respectively, for 2007 as compared to 2006.  These declines significantly outpaced the long-term historical pricing trend.  As a result of these market conditions, the Company and other semiconductor memory manufacturers reported substantial losses in recent periods. The Company recognized net losses attributable to Micron of $1.9 billion for 2009, $1.7 billion for 2008 and $331 million for 2007.

Memory:  The Memory segment’s primary products are DRAM and NAND Flash, which are key memory components used in a broad array of electronic applications, including personal computers, workstations, network servers, mobile phones, Flash memory cards, USB storage devices, MP3/4 players and other consumer electronics products.  The Company sells primarily to original equipment manufacturers, distributors and retailers located around the world.  The Company is focused on improving its Memory segment’s competitiveness by developing new products, advancing its technology and reducing costs.

In response to adverse market conditions, the Company initiated restructure plans in 2009, primarily within the Company’s Memory segment.  In the first quarter of 2009, IM Flash, a joint venture between the Company and Intel Corporation (“Intel”), terminated its agreement with the Company to obtain NAND Flash memory supply from the Company’s Boise facility, reducing the Company’s NAND Flash production by approximately 35,000 200mm wafers per month.  The Company and Intel also agreed to suspend tooling and the ramp of NAND Flash production at IM Flash’s Singapore wafer fabrication facility.  In addition, the Company phased out all remaining 200mm DRAM wafer manufacturing operations in Boise, Idaho in the second half of 2009.

In 2008, the Company established a partnering arrangement with Nanya Technology Corporation (“Nanya”) pursuant to which the Company and Nanya jointly develop process technology and designs to manufacture stack DRAM products.  Each party generally bears its own development costs.  In addition, the Company has deployed and licensed certain intellectual property related to the manufacture of stack DRAM products to Nanya and licensed certain intellectual property from Nanya.  As a result, the Company is to receive an aggregate of $207 million from Nanya through 2010, of which the Company recognized license revenue of $105 million and $37 million in 2009 and 2008, respectively.  In addition, the Company expects to receive royalties in future periods from Nanya for sales of stack DRAM products manufactured by or for Nanya.

In the first quarter of 2009, the Company acquired a 35.5% ownership interest in Inotera Memories, Inc. (“Inotera”), a publicly-traded entity in Taiwan, from Qimonda AG (“Qimonda”) for $398 million.  In August 2009, the Company’s ownership interest in Inotera was reduced to 29.8% as a result of Inotera’s issuance of common stock in a public offering for approximately $310 million.  In connection with the acquisition of the shares in Inotera, the Company and Nanya also entered into a supply agreement with Inotera (the “Inotera Supply Agreement”) pursuant to which Inotera will sell trench and stack DRAM products to the Company and Nanya.  The Company has rights and obligations to purchase up to 50% of Inotera’s wafer production capacity.  Inotera’s actual wafer production will vary from time to time based on market and other conditions.   Inotera charges the Company and Nanya for a portion of the costs associated with its underutilized capacity, if any.  Inotera’s trench production is expected to transition to the Company’s stack process technology.  The cost to the Company of wafers purchased under the Inotera Supply Agreement is based on a margin sharing formula among the Company, Nanya and Inotera.  Under such formula, all parties’ manufacturing costs related to wafers supplied by Inotera, as well as the Company’s and Nanya’s selling prices for the resale of products from wafers supplied by Inotera, are considered in determining costs for wafers from Inotera.   (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments – DRAM joint ventures with Nanya”)

All Other:  The primary product of All Other segments was CMOS image sensors.  On July 10, 2009, the Company sold a 65% interest in Aptina Imaging Corporation (“Aptina”), previously a wholly-owned subsidiary of the Company and a significant component of the Company’s All Other segments, to Riverwood Capital and TPG Capital.  In connection with the transaction, the Company received approximately $35 million in cash and retained a 35% minority interest in Aptina.  The Company also retained all cash held by Aptina and its subsidiaries.  The Company accounts for its remaining interest in Aptina under the equity method.  The Company continues to manufacture products for Aptina under a wafer supply agreement.  The Company anticipates that pricing under the Aptina wafer supply agreement will generally result in lower gross margins than historically realized on sales of CMOS image sensor products to end customers.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Supplemental Balance Sheet Information – Equity Method Investments  –  Aptina”)

Products

Memory:  Sales of Memory products were 89%, 89% and 88% of the Company’s total net sales in 2009, 2008 and 2007, respectively.

Dynamic Random Access Memory (“DRAM”):  DRAM products are high-density, low-cost-per-bit, random access memory devices that provide high-speed data storage and retrieval.  DRAM products were 50%, 54% and 65% of the Company’s total net sales in 2009, 2008 and 2007, respectively.  The Company offers DRAM products with a variety of performance, pricing and other characteristics including high-volume DDR2 and DDR3 products as well as specialty DRAM memory products including DDR, SDRAM, Mobile DRAM, PSRAM and RLDRAM.

DDR2 and DDR3:  DDR2 and DDR3 are standardized, high-density, high-volume DRAM products that are sold primarily for use as main system memory in computers and servers.  DDR2 and DDR3 products offer high speed and high bandwidth at a relatively low cost compared to other DRAM products.  DDR2 products were the highest volume parts in the DRAM market in 2009 and were 22%, 28% and 32% of the Company’s total net sales in 2009, 2008 and 2007, respectively.  DDR3 products were 7% of total net sales in 2009 and the Company expects that sales of DDR3 products will increase significantly in 2010.

The Company offers DDR2 products in 256 megabit (“Mb”), 512 Mb, 1 gigabit (“Gb”) and 2 Gb densities.  The Company offers DDR3 products in 1 Gb and 2 Gb densities.  The Company expects that these densities will be necessary to meet future customer demands for a broad array of products.  The Company offers its DDR2 and DDR3 products in multiple configurations, speeds and package types.  In connection with the Company’s acquisition of Inotera in 2009, the Company currently also offers DDR2 and DDR3 DRAM products manufactured by Inotera using a trench DRAM technology as Inotera transitions to the Company’s stack DRAM technology.

Other DRAM products:  The Company also offers specialty DRAM memory products including DDR, SDRAM, Mobile DRAM, Pseudo-static RAM (“PSRAM”) and Reduced Latency DRAM (“RLDRAM”), which are used primarily in networking devices, servers, consumer electronics, communications equipment and computer peripherals as well as memory upgrades to legacy computers.  Aggregate sales of these products were 21%, 25% and 33% of the Company’s total net sales in 2009, 2008 and 2007, respectively.  The Company offers these products in densities ranging from 64 Mb to 1Gb.

NAND Flash memory (“NAND”):  NAND products are electrically re-writeable, non-volatile semiconductor memory devices that retain content when power is turned off.  NAND sales were 39%, 35% and 23% of the Company’s total net sales in 2009, 2008 and 2007, respectively.  NAND is ideal for mass-storage devices due to its fast erase and write times, high density, and low cost per bit relative to other solid-state memory.  The market for NAND products has grown rapidly and the Company expects it to continue to grow due to demand for removable and embedded storage devices.  Removable storage devices such as USB and Flash memory cards are used with applications such as personal computers, digital still cameras, MP3/4 players and mobile phones.  Embedded NAND-based storage devices are utilized in MP3/4 players, mobile phones, computers and other personal and consumer applications.

NAND and DRAM share common manufacturing processes, enabling the Company to leverage its product and process technologies and manufacturing infrastructure across these two product lines.  The Company’s NAND designs feature a small cell structure that allows for higher densities for demanding applications.  The Company offers Single-Level Cell (“SLC”) products and Multi-Level Cell (“MLC”) NAND products, which have two or more times the bit density of SLC products.  In 2009, the Company offered SLC NAND products in 1 Gb, 2 Gb, 4 Gb and 8 Gb densities.  In 2009, the Company offered 8 Gb, 16 Gb and 32 Gb 2-bit-per-cell MLC NAND products and began sampling 3-bit-per-cell 32 Gb MLC NAND products.  In 2009, 32 Gb MLC NAND products manufactured using industry-leading 34 nanometer (“nm”) process technology were 14% of the Company’s total net sales.  The Company offers high-speed NAND products that deliver transfer speeds up to 200 megabytes per second (MB/s) as compared to 40 MB/s for conventional SLC NAND.  These higher speeds are achieved by leveraging an ONFI 2.0 specification and a four-plane architecture with higher clock speeds.

The Company offers next-generation RealSSD™ solid-state drives for enterprise server and notebook applications which offer higher performance, reduced power consumption and enhanced reliability as compared to typical hard disk drives.  Using Micron's SLC and MLC NAND process technology, the solid-state drives are offered in 2.5-inch and 1.8-inch form factors, with densities up to 256 gigabytes and as embedded USB devices with densities up to 8 gigabytes.  The Company expects that demand for solid-state drives will increase significantly over the next few years.  The Company also offers NAND Flash in multichip packages (“MCP’s”) that incorporate NAND Flash with other memory products manufactured by the Company to create a single package that simplifies design while improving performance and functionality.

The Company’s Lexar subsidiary sells high-performance digital media products and other flash-based storage products through retail and original equipment manufacturing (OEM) channels.  The Company’s digital media products include a variety of Flash memory cards with a range of speeds, capacities and value-added features.  The Company’s digital media products also include its JumpDrive™ products, which are high-speed, portable USB flash drives for consumer applications that serve a variety of uses, including floppy disk replacement and digital media accessories such as card readers and image rescue software.  The Company offers Flash memory cards in all major media formats currently used by digital cameras and other electronic host devices, including:  CompactFlash, Memory Stick and Secure Digital Cards.  Many of CompactFlash, Memory Stick and Memory Stick PRO products sold by the Company incorporate its patented controller technology.  Other products, including Secure Digital Card Flash memory cards and some JumpDrive products, incorporate third party controllers.  The Company also resells Flash memory products that are purchased from suppliers.  The Company offers Flash memory cards in a variety of speeds and capacities.  The Company sells products under its Lexar™ brand and also manufactures products that are sold under other brand names.  The Company has an agreement with Eastman Kodak to sell digital media products under the Kodak brand name.

All Other:  The Company manufactures CMOS image sensor products for Aptina under a wafer supply agreement entered into at the time the Company agreed to sell a 65% interest in Aptina on July 10, 2009.  All Other sales are dependent on Aptina’s ability to successfully design and market CMOS image sensor products to end customers.

Manufacturing

The Company’s manufacturing facilities are located in the United States, China, Italy, Japan, Puerto Rico and Singapore.  The Company’s Inotera joint venture also has a wafer fabrication facility in Taiwan.  The Company’s manufacturing facilities generally operate 24 hours per day, 7 days per week.  Semiconductor manufacturing is extremely capital intensive, requiring large investments in sophisticated facilities and equipment.  Most semiconductor equipment must be replaced every three to five years with increasingly advanced equipment.

The Company’s process for manufacturing semiconductor products is complex, involving a number of precise steps, including wafer fabrication, assembly and test.  Efficient production of semiconductor products requires utilization of advanced semiconductor manufacturing techniques and effective deployment of these techniques across multiple facilities.  The primary determinants of manufacturing cost are die size, number of mask layers, number of fabrication steps and number of good die produced on each wafer.  Other factors that contribute to manufacturing costs are wafer size, cost and sophistication of manufacturing equipment, equipment utilization, process complexity, cost of raw materials, labor productivity, package type and cleanliness of the manufacturing environment.  The Company is continuously enhancing its production processes, reducing die sizes and transitioning to higher density products.  The Company was transitioning its DRAM production to 50nm line-width process technology in 2009 and expects that most of its DRAM products will be manufactured using its 50nm line-width process technology in the second half of 2010.  In 2009, the Company manufactured the majority of its NAND Flash memory products using its 34nm line-width process technology.  In 2010, the Company expects to transition to a lower line-width process technology for its manufacture of NAND Flash memory products.  In 2009, the Company manufactured substantially all of its high-volume Memory products on 300mm wafers.  The Company manufactured some specialty DRAM and CMOS image sensor products using 200mm wafers.

Wafer fabrication occurs in a highly controlled, clean environment to minimize dust and other yield- and quality-limiting contaminants.  Despite stringent manufacturing controls, dust particles, equipment errors, minute impurities in materials, defects in photomasks and circuit design marginalities or defects can lead to wafers being scrapped and individual circuits being nonfunctional.  Success of the Company’s manufacturing operations depends largely on minimizing defects to maximize yield of high-quality circuits.  In this regard, the Company employs rigorous quality controls throughout the manufacturing, screening and testing processes.  The Company is able to recover many nonstandard devices by testing and grading them to their highest level of functionality.

After fabrication, silicon wafers are separated into individual die.  The Company sells semiconductor products in both packaged and unpackaged (i.e. “bare die”) forms.  For packaged products, functional die are sorted, connected to external leads and encapsulated in plastic packages.  The Company assembles products in a variety of packages, including TSOP (thin small outline package), TQFP (thin quad flat package) and FBGA (fine pitch ball grid array).  Bare die products address customer requirements for smaller form factors and higher memory densities and provide superior flexibility.  Bare die products are used in packaging technologies such as systems-in-a-package (SIPs) and multi-chip packages (MCPs), which reduce the board area required.

The Company tests its products at various stages in the manufacturing process, performs high temperature burn-in on finished products and conducts numerous quality control inspections throughout the entire production flow.  In addition, the Company uses its proprietary AMBYX™ line of intelligent test and burn-in systems to perform simultaneous circuit tests of DRAM die during the burn-in process, capturing quality and reliability data and reducing testing time and cost.

The Company assembles a significant portion of its memory products into memory modules.  Memory modules consist of an array of memory components attached to printed circuit boards (“PCBs”) that insert directly into computer systems or other electronic devices.  The Company’s Lexar subsidiary contracts with independent foundries and assembly and testing organizations to manufacture flash media products such as memory cards and USB devices.

The Company utilizes subcontractors to perform a significant portion of its assembly, test and module assembly services.  Outsourcing these services enables the Company to reduce costs and minimize its capital investment.

In recent years, the Company has produced an increasingly broad portfolio of products, which enhances the Company’s ability to allocate resources to its most profitable products but also increases the complexity of its manufacturing process.  Although the Company’s product lines generally use similar manufacturing processes, the Company’s overall cost efficiency can be affected by frequent conversions to new products; the allocation of manufacturing capacity to more complex, smaller-volume parts; and the reallocation of manufacturing capacity across various product lines.

NAND Flash joint ventures with Intel Corporation:  The Company has formed two joint ventures with Intel to manufacture NAND Flash memory products for the exclusive benefit of the partners:  IM Flash Technologies, LLC and IM Flash Singapore LLP (collectively, “IM Flash”).  IM Flash manufactures NAND Flash memory products using NAND Flash designs developed by the Company and Intel.  The parties share the output of IM Flash generally in proportion to their investment in IM Flash.  The Company owned a 51% interest in IM Flash at September 3, 2009.  IM Flash’s financial results are included in the consolidated financial statements of the Company.

In the first quarter of 2009, IM Flash substantially completed construction of a new 300mm wafer fabrication facility structure in Singapore.  The Singapore facility has not been equipped and in October 2008 the Company and Intel agreed to suspend tooling and the ramp of NAND Flash production at the facility.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Consolidated Variable Interest Entities – NAND Flash Joint Ventures with Intel.”)

TECH Semiconductor Singapore Pte. Ltd. (“TECH”):  TECH is a DRAM memory manufacturing joint venture in Singapore among Micron Technology, Inc., Canon Inc. and Hewlett-Packard Company.  The Company owned an approximate 85% interest in TECH at September 3, 2009.  TECH’s semiconductor manufacturing facilities use the Company’s product and process technology.  Subject to specific terms and conditions, the Company has agreed to purchase all of the products manufactured by TECH.  In 2009, TECH accounted for approximately 20% of the Company’s total wafer production.  The shareholders’ agreement for the TECH joint venture expires in April 2011.  In the first quarter of 2010, TECH received a notice from HP that it does not intend to extend the TECH joint venture beyond April 2011.  The Company is working with HP and Canon to reach a resolution of the matter.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – TECH Semiconductor Singapore Pte. Ltd.”)

Inotera:  In the first quarter of 2009, the Company acquired a 35.5% ownership interest in Inotera.  In August 2009, the Company’s ownership interest in Inotera was reduced to 29.8% as a result of Inotera’s issuance of common stock in a public offering for approximately $310 million.   In connection with the acquisition, the Company entered into a supply agreement with Inotera.  Inotera manufactures products using a trench DRAM process technology and is expected to transition to the Company’s stack DRAM process technology.  Under the Inotera supply agreement, the Company has the right to obtain 50% of Inotera’s output (approximately 50,000 300mm DRAM wafers per month as of September 3, 2009).  The Company began receiving trench DRAM products from Inotera in the fourth quarter of 2009.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – DRAM Joint Ventures with Nanya.”)

Aptina Supply Agreement:  On July 10, 2009, the Company sold a 65% interest in Aptina, previously a wholly-owned subsidiary of the Company and a significant component of the Company’s All Other segments.  Subsequent to the sale, the Company continues to manufacture CMOS image sensor products for Aptina under a wafer supply agreement.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – Aptina.”)

MP Mask Technology Center, LLC (“MP Mask”):  The Company produces photomasks for leading-edge and advanced next generation semiconductors through MP Mask, a joint venture with Photronics, Inc. (“Photronics”).  The Company and Photronics have 50.01% and 49.99% interest, respectively, in MP Mask.  The Company and Photronics also have supply arrangements wherein the Company purchases a substantial majority of the reticles produced by MP Mask.  The financial results of MP Mask are included in the consolidated financial results of the Company.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Consolidated Variable Interest Entities – MP Mask Technology Center, LLC.”)

Availability of Raw Materials

The Company’s production processes require raw materials that meet exacting standards, including several that are customized for, or unique to, the Company.  The Company generally has multiple sources and sufficient availability of supply; however, only a limited number of suppliers are capable of delivering certain raw materials that meet the Company’s standards.  Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames, molding compound and other materials.  In addition, any transportation problems could delay the Company’s receipt of raw materials.  Although raw materials shortages or transportation problems have not interrupted the Company’s operations in the past, shortages may occur from time to time in the future.  Also, lead times for the supply of raw materials have been extended in the past.  If the Company’s supply of raw materials is interrupted, or lead times are extended, results of operations could be adversely affected.

Marketing and Customers

The Company’s products are sold into computing, consumer, networking, telecommunications, and imaging markets.  Approximately 30% of the Company’s net sales for 2009 were to the computing market, including desktop PCs, servers, notebooks and workstations.  Sales to Intel, primarily for NAND Flash from the IM Flash joint ventures, were 20% of the Company’s net sales in 2009 and 19% of the Company’s net sales in 2008.  Sales to Hewlett-Packard Company were 10% of the Company’s net sales in 2007.

The Company’s Memory products are offered under the Micron, Lexar, Crucial and SpecTek brand names and private labels.  The Company markets its semiconductor products primarily through its own direct sales force and maintains sales offices in its primary markets around the world.  The Company maintains inventory at locations in close proximity to certain key customers to facilitate rapid delivery of products.  The Company sells Lexar-branded NAND Flash memory products primarily through retail channels and its Crucial-branded products primarily through a web-based customer direct sales channel.  The Company’s products are also offered through independent sales representatives and distributors.  Independent sales representatives obtain orders subject to final acceptance by the Company and are compensated on a commission basis.  The Company makes shipments against these orders directly to the customer.  Distributors carry the Company’s products in inventory and typically sell a variety of other semiconductor products, including competitors’ products.

The Company offers products designed to meet the diverse needs of computing, server, automotive, networking, security, commercial/industrial, consumer electronics, medical and mobile applications.  Many of the Company’s customers require a thorough review or qualification of semiconductor products, which may take several months.  As the Company further diversifies its product lines and reduces the die sizes of existing products, more products become subject to qualification which may delay volume introduction of specific devices by the Company.

Backlog

Because of volatile industry conditions, customers are reluctant to enter into long-term, fixed-price contracts.  Accordingly, new order volumes for the Company’s semiconductor products fluctuate significantly.  Orders are typically accepted with acknowledgment that the terms may be adjusted to reflect market conditions at the date of shipment.  Customers can change delivery schedules or cancel orders without significant penalty.  For these reasons, the Company does not believe that its order backlog as of any particular date is a reliable indicator of actual sales for any succeeding period.

Product Warranty

Because the design and manufacturing process for semiconductor products is highly complex, it is possible that the Company may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses.  In accordance with industry practice, the Company generally provides a limited warranty that its products are in compliance with Company specifications existing at the time of delivery.  Under the Company’s general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, the Company provides more extensive limited warranty coverage than that provided under the Company’s general terms and conditions.

Competition

The Company faces intense competition in the semiconductor memory markets from a number of companies, including Elpida Memory, Inc.; Hynix Semiconductor Inc.; Samsung Electronics Co., Ltd; SanDisk Corporation; and Toshiba Corporation.  Some of the Company’s competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which the Company competes, invest in technology and capitalize on growth opportunities.  The Company’s competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product design resulting in significantly increased worldwide supply and downward pressure on prices.

Research and Development

The Company’s process technology research and development (“R&D”) efforts are focused primarily on development of successively smaller line-width process technologies which are designed to facilitate the Company’s transition to next generation memory products.  Additional process technology R&D efforts focus on the enablement of advanced computing and mobile memory architectures, the investigation of new opportunities that leverage the company’s core semiconductor expertise, and the development of new manufacturing materials.  Product design and development efforts are concentrated on the Company’s high density DDR3 and mobile products, as well as high density and mobile NAND Flash memory (including MLC technology), specialty memory products and memory systems.  The Company’s R&D expenses were $647 million, $680 million and $805 million in 2009, 2008 and 2007, respectively.

To compete in the semiconductor memory industry, the Company must continue to develop technologically advanced products and processes.  The Company believes that expansion of its semiconductor product offerings is necessary to meet expected market demand for specific memory solutions.  The Company’s process development center and largest design center are located at its corporate headquarters in Boise, Idaho.  The Company has several additional product design centers in other strategic locations around the world.  In addition, the Company develops leading edge photolithography mask technology at its MP Mask joint venture facility in Boise.

R&D expenses vary primarily with the number of development wafers processed, the cost of advanced equipment dedicated to new product and process development, and personnel costs.  Because of the lead times necessary to manufacture its products, the Company typically begins to process wafers before completion of performance and reliability testing.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  R&D expenses can vary significantly depending on the timing of product qualification.  The Company and Intel share R&D process and design costs for NAND Flash equally.  The Company and Nanya also jointly develop process technology and designs to manufacture stack DRAM products with each party bearing its own development costs.

Geographic Information

Sales to customers outside the United States totaled $3.9 billion for 2009 and included $1.2 billion in sales to China, $542 million in sales to Malaysia, $470 million in sales to Europe, $447 million in sales to Taiwan, and $990 million in sales to the Asia Pacific region (excluding China, Malaysia and Taiwan).  Sales to customers outside the United States totaled $4.4 billion for 2008 and $4.0 billion for 2007.  As of September 3, 2009, the Company had net property, plant and equipment of $4.7 billion in the United States, $2.1 billion in Singapore, $180 million in Italy, $112 million in Japan and $52 million in other countries.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Geographic Information” and “Item 1A. Risk Factors.”)

Patents and Licenses

In recent years, the Company has been recognized as a leader in volume and quality of patents issued.  As of September 3, 2009, the Company owned approximately 17,300 U.S. patents and 2,900 foreign patents.  In addition, the Company has numerous U.S. and foreign patent applications pending.  The Company’s patents have terms expiring through 2028.

The Company has a number of patent and intellectual property license agreements.  Some of these license agreements require the Company to make one time or periodic payments.  The Company may need to obtain additional patent licenses or renew existing license agreements in the future.  The Company is unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

In recent years, the Company has recovered some of its investment in technology through sales of intellectual property rights to joint venture partners and other third parties.  The Company is pursuing additional opportunities to recover its investment in intellectual property through additional sales of intellectual property and potential partnering arrangements.

Employees

As of September 3, 2009, the Company had approximately 18,200 employees, including approximately 9,300 in the United States, 4,500 in Singapore, 1,900 in Italy, 1,500 in Japan, 800 in China and 200 in the United Kingdom.  The Company’s employees include approximately 1,500 employees in its IM Flash joint ventures that are located in the United States and 2,000 employees in its TECH joint venture that are located in Singapore.  Approximately 500 of the Company’s employees in Italy are represented by labor organizations that have entered into national and local labor contracts with the Company.  The Company’s employment levels can vary depending on market conditions and the level of the Company’s production, research and product and process development.  Many of the Company’s employees are highly skilled, and the Company’s continued success depends in part upon its ability to attract and retain such employees.  The loss of key Company personnel could have a material adverse effect on the Company’s business, results of operations or financial condition.

Environmental Compliance

Government regulations impose various environmental controls on raw materials and discharges, emissions and solid wastes from the Company’s manufacturing processes.  In 2009, the Company’s wholly-owned wafer fabrication facilities continued to conform to the requirements of ISO 14001 certification.  To continue certification, the Company met annual requirements in environmental policy, compliance, planning, management, structure and responsibility, training, communication, document control, operational control, emergency preparedness and response, record keeping and management review.  While the Company has not experienced any materially adverse effects on its operations from environmental regulations, changes in the regulations could necessitate additional capital expenditures, modification of operations or other compliance actions.

Directors and Executive Officers of the Registrant

Officers of the Company are appointed annually by the Board of Directors.  Directors of the Company are elected annually by the shareholders of the Company.  Any directors appointed by the Board of Directors to fill vacancies on the Board serve until the next election by the shareholders.  All officers and directors serve until their successors are duly chosen or elected and qualified, except in the case of earlier death, resignation or removal.

As of September 3, 2009, the following executive officers and directors of the Company were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Name	Age	Position
Mark W. Adams	45	Vice President of Worldwide Sales
Steven R. Appleton	49	Chairman and Chief Executive Officer
Kipp A. Bedard	50	Vice President of Investor Relations
D. Mark Durcan	48	President and Chief Operating Officer
Ronald C. Foster	58	Vice President of Finance and Chief Financial Officer
Roderic W. Lewis	54	Vice President of Legal Affairs, General Counsel and Corporate Secretary
Patrick T. Otte	47	Vice President of Human Resources
Brian J. Shields	48	Vice President of Worldwide Wafer Fabrication
Brian M. Shirley	40	Vice President of Memory
Teruaki Aoki	67	Director
James W. Bagley	70	Director
Robert L. Bailey	52	Director
Mercedes Johnson	55	Director
Lawrence N. Mondry	49	Director
Robert E. Switz	63	Director

Mark W. Adams joined the Company in June 2006.  From January 2006 until he joined the Company, Mr. Adams was the Chief Operating Officer of Lexar Media, Inc.  Mr. Adams served as the Vice President of Sales and Marketing for Creative Labs, Inc. from December 2002 to January 2006.  From March 2000 to September 2002, Mr. Adams was the Chief Executive Officer of Coresma, Inc.  Mr. Adams holds a BA in Economics from Boston College and an MBA from Harvard Business School.

Steven R. Appleton joined the Company in February 1983 and has served in various capacities with the Company and its subsidiaries.  Mr. Appleton first became an officer of the Company in August 1989 and has served in various officer positions with the Company since that time.  From April 1991 until July 1992 and since May 1994, Mr. Appleton has served on the Company’s Board of Directors.  From September 1994 to June 2007, Mr. Appleton served as the Chief Executive Officer, President and Chairman of the Board of Directors of the Company.  In June 2007, Mr. Appleton relinquished his position as President of the Company but retained his positions of Chief Executive Officer and Chairman of the Board.  Mr. Appleton is a member of the Board of Directors of National Semiconductor Corporation.  Mr. Appleton holds a BA in Business Management from Boise State University.

Kipp A. Bedard joined the Company in November 1983 and has served in various capacities with the Company and its subsidiaries.  Mr. Bedard first became an officer of the Company in April 1990 and has served in various officer positions since that time.  Since January 1994, Mr. Bedard has served as Vice President of Investor Relations for the Company.  Mr. Bedard holds a BBA in Accounting from Boise State University.

D. Mark Durcan joined the Company in June 1984 and has served in various technical positions with the Company and its subsidiaries since that time.  Mr. Durcan was appointed Chief Operating Officer in February 2006 and President in June 2007.  Mr. Durcan has been an officer of the Company since 1996.  Mr. Durcan holds a BS and MChE in Chemical Engineering from Rice University.

Ronald C. Foster joined the Company in April 2008 after serving as a member of the Board of Directors from June 2004 to April 2005.  From March 2005 to March 2008, he was the Chief Financial Officer for FormFactor, Inc.  Mr. Foster previously served in senior financial management positions for Hewlett-Packard, Applied Materials, Novell and JDS Uniphase.  Mr. Foster holds a BA in Economics from Whitman College and an MBA from the University of Chicago.

Roderic W. Lewis joined the Company in August 1991 and has served in various capacities with the Company and its subsidiaries.  Mr. Lewis has served as Vice President of Legal Affairs, General Counsel and Corporate Secretary since July 1996.  Mr. Lewis holds a BA in Economics and Asian Studies from Brigham Young University and a JD from Columbia University School of Law.

Patrick T. Otte has served as the Company's Vice President of Human Resources since March 2007.  Mr. Otte joined Micron in 1987 and has served in various positions of increasing responsibility, including Production Manager in several of Micron’s fabrication facilities, Operations Manager for Micron Technology Italia S.r.l. and, Site Director for the Company's facility in Manassas, Virginia. Mr. Otte holds a Bachelor of Science degree from St. Paul Bible College in Minneapolis, Minnesota.

Brian J. Shields joined the Company in November 1986 and has served in various operational positions with the Company.  Mr. Shields first became an officer of the Company in March 2003 and has been Vice President of Wafer Fabrication since December 2005.

Brian M. Shirley joined the Company in August 1992 and has served in various technical positions with the Company.  Mr. Shirley became Vice President of Memory in February 2006.  Mr. Shirley holds a BS in Electrical Engineering from Stanford University.

Teruaki Aoki has served as President of Sony University since April 2005.  Dr. Aoki has been associated with Sony since 1970 and has held various executive positions, including Senior Executive Vice President and Executive Officer of Sony Corporation as well as President and Chief Operating Officer of Sony Electronics, a U.S. subsidiary.  Dr. Aoki holds a Ph.D. in Material Sciences from Northwestern University as well as a BS in Applied Physics from the University of Tokyo.  He was elected as an IEEE Fellow in 2003 and serves as Advisory Board Member of Kellogg School of Management of Northwestern University.  Dr. Aoki also serves on the board of Citizen Holdings Co., Ltd. Dr. Aoki is the Chairman of the Board’s Compensation Committee.

James W. Bagley became the Executive Chairman of Lam Research Corporation (“Lam”), a supplier of semiconductor manufacturing equipment, in June 2005.  From August 1997 through June 2005, Mr. Bagley served as the Chairman and Chief Executive Officer of Lam. Mr. Bagley is a member of the Board of Directors of Teradyne, Inc.  He has served on the Company’s Board of Directors since June 1997.  Mr. Bagley holds a MS and BS in Electrical Engineering from Mississippi State University.

Robert L. Bailey has been Chairman of the Board of Directors of PMC-Sierra (“PMC”) since 2005 and also served as PMC’s Chairman from February 2000 until February 2003.  Mr. Bailey has been a director of PMC since October 1996.  He also served as the President and Chief Executive Officer of PMC from July 1997 until May 2008.  PMC is a leading provider of broadband communication and semiconductor storage solutions for the next-generation Internet.  Mr. Bailey holds a BS degree in Electrical Engineering from the University of Bridgeport and an MBA from the University of Dallas.

Mercedes Johnson was the Senior Vice President and Chief Financial Officer of Avago Technologies Limited, a supplier of analog interface components for communications, industrial and consumer applications, from December 2005 to August 2008.  Prior to that, she served as the Senior Vice President, Finance, of Lam from June 2004 to January 2005 and as Lam’s Chief Financial Officer from May 1997 to May 2004.  Before joining Lam, Ms. Johnson spent 10 years with Applied Materials, Inc., where she served in various senior financial management positions, including Vice President and Worldwide Operations Controller.  Ms. Johnson holds a degree in Accounting from the University of Buenos Aires and currently serves on the Board of Directors for Intersil Corporation.

Lawrence N. Mondry was the President and Chief Executive Officer of CSK Auto Corporation (“CSK”), a specialty retailer of automotive aftermarket parts, from August 2007 to July 2008.  Prior to his appointment at CSK, Mr. Mondry served as the Chief Executive Officer of CompUSA Inc. from November 2003 to May 2006.  Mr. Mondry joined CompUSA in 1990.  Mr. Mondry currently serves on the Board of Directors of CSK. Mr. Mondry is the Chairman of the Board’s Governance Committee and Lead Director.

Robert E. Switz is currently Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., (“ADC”), a supplier of network infrastructure products and services.  Mr. Switz has been President and Chief Executive officer of ADC since August 2003 and Chairman since August 2008.  He has been with ADC since 1994 and prior to his current position, served ADC as Executive Vice President and Chief Financial Officer.  Mr. Switz holds an MBA from the University of Bridgeport as well as a degree in Marketing/Economics from Quinnipiac University.  Mr. Switz also serves on the Board of Directors for ADC and Broadcom Corporation.  Mr. Switz is the Chairman of the Board’s Audit Committee.

There is no family relationship between any director or executive officer of the Company.